Exhibit 5.1

STAFFORD	3 South Pinckney Street	Sun Prairie Office
ROSENBAUM LLP	P.O. Box 1784	900 Windsor Street
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March 6, 2003

MGE Energy, Inc.
133 South Blair Street
Madison, Wisconsin 53703

Ladies and Gentlemen:

We refer to the filing of a Registration Statement on Form S-3 (the “Registration Statement”) by MGE Energy, Inc. (“Company”) with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Act”) relating to the offer and sale of a presently indeterminate number of shares of common stock, par value $1 per share, of the Company (“Common Stock”) which may be sold in underwritten public offerings or purchased under the Company’s Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”), as well as the issuance and sales of a presently indeterminate number of medium-term notes (“Notes”) which will be issued pursuant to the terms of an Indenture between the Company and a trustee to be named therein (“Note Indenture”), which Note Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (“39 Act”).

We are also familiar with the Amended and Restated Articles of Incorporation and the Amended and Restated By-Laws of the Company and all amendments thereto and resolutions of the Board of Directors of the Company relating to the Plan and the Registration Statement.

In this connection, we have examined or caused to be examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company and others as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein which were not independently established or verified by us, we have relied upon statements and representations of certain officers and other representatives of the Company and others.

MGE Energy, Inc.
March 6, 2003

Based upon the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and validly existing under the laws of the State of Wisconsin.

2.	After appropriate authorization by the Company’s Board of Directors, or a duly authorized committee thereof, of the issue and sale of shares of Common Stock, upon issuance and sale of the shares as described in the Registration Statement and receipt by the Company of full payment therefor in accordance with the corporate authorization (but not less than the par value), such shares will be legally issued, fully paid and non-assessable, except to the extent that such shares are assessable as provided in Section 180.0622 of the Wisconsin Business Corporation Law.

3.	If the Company legally and validly reacquires issued and outstanding shares of Common Stock and thereafter, pursuant to the authorization by the Company’s Board of Directors or a duly authorized committee thereof, resells such shares, upon receipt by the Company of full payment therefor in accordance with the corporate authorization (but not less than the par value), such shares will be legally issued, fully paid and non-assessable, except to the extent that such shares are assessable as provided in Section 180.0622 of the Wisconsin Business Corporation Law.

4.	The Notes will be legally issued and will constitute legal, binding and valid obligations of the Company enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws affecting enforcement of creditors’ rights, or general principles of equity, and the Notes will be entitled to the benefits provided by the Note Indenture after the following additional steps have been taken:

a.	The issuance, execution, delivery and sale of the Notes shall have been authorized by the Company’s Board of Directors;

b.	The proposed Registration Statement has been filed with the Commission under the Act, and any required amendments and post-effective amendments thereto, shall have become effective under the Act; and

c.	The Notes shall have been sold in accordance with the authorizations of the Board of Directors of the Company.

MGE Energy, Inc.
March 6, 2003

We are further of the opinion that no approval of any state or federal regulatory authority, other than the Commission under the Act and the 39 Act is required with respect to the proposed offering, issuance and sale of the Notes.

We do not find it necessary for the purposes of such opinions to cover, and accordingly we express no opinion as to the application of the securities or blue sky laws of, the various states to the sale of shares of securities.

Such opinions are limited to the laws of the State of Wisconsin and the General Corporation Law of the State of Wisconsin. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

STAFFORD ROSENBAUM LLP

/s/ STAFFORD ROSENBAUM LLP

JBE:enm

cc:	Kenneth G. Frassetto, Director-Financial Management and Shareholder Services, Madison Gas and Electric Company